Exhibit 10.2

Corporate & IR Website Proposal Professionally Managed and Hosted Solution Prepared for ABCO Energy John Exley Prepared by Kelly Runfola 2/9/2016

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Table of Contents

Executive Summary	3
ABCO Needs Analysis	3
Key Benefits of the Equisolve Platform	4
Key Benefits - Conclusion	5
Equisolve Website Solution	5
System Overview	5
Program Launch	6
Design	6
Responsive Design I Mobile	6
Development	7
Ongoing Management	7
Website Updates	7
Automated	7
Professionally Managed	8
Content Management System (CMS)	8
Portfolio Examples	9
Service Level	9
Overview	9
Client Services	9
Infrastructure	10
Overview	10
Monitoring & Testing	10
Server Testing and Monitoring	10
Website Speed Testing & Monitoring	10
Implementation	11
Time Line	11
Dedicated Team	Error! Bookmark not defined.
ABCO Contacts	11
Purchase Order Agreement	12
Investment	12
Terms	12
Contacts & Signatures	12

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Executive Summary

ABCO Needs Analysis

ABCO needs a multi-function website that accurately communicates its brand, quality, and market position while also serving the needs of its stakeholders, including customers and business partners, current and prospective shareholders, and internal personnel. To fully understand what this means, we will consider the website from the perspective of each of the groups it needs to serve.

From the Company's perspective, the website:
  Accurately portrays the Company's current business, mission and strategy, brand, corporate culture, and other information relevant to investors, current and prospective employees, customers, and business partners.
  Maintains continuity with the look-and-feel of the Company's existing product branding, support materials, and sales literature.
  Allows the Company to achieve and maintain excellence in serving its customers and its investors, by ensuring that both customer and investor requests are consistently handled in the most professional manner possible.
  Always reflects the most current information available about the Company and its team, product offering, and stock-related information.
  Manages investor lists and requests for information, so that no investor request goes unanswered - all without burdening the Company's IRO or CFO.
From the Customers' perspective, the website:
  Provides access to all pertinent information, including white papers, case studies, product information, product support and documentation.
  Allow the Company's customers to conveniently learn about the company's product offering(s).
  Gives customers easy access to key Company personnel and inspires a feeling of connectedness with the Company and its products. This includes management as well as sales and support personnel.
From the Investors' perspective, the website:
  Provides easy access to all current information about the Company and its stock, in the format the investor prefers.
  Allow investors to easily contact the Company to request additional information, direct contact from an IR professional, or to sign up for regular communication from the Company.
  Presents the Company and its products, team, vision, strategy, and plan in a way that investors can understand and feel confident about.
Over the last several years, Equisolve has developed a set of best practices that have allowed it to painlessly guide its clients through the website creation and deployment process, consistently resulting in great websites and happy clients. Furthermore, we concurrently invested millions of dollars in the development of an online platform that fulfills all website and IR-related needs, both for investors and for the companies in which they invest. This IR platform leverages our internal systems to enable our specialists to address each and every update need within minutes of its existence - typically before our clients are even aware that the need exists. Our combination of excellent design, technology leadership, and professional on-going system management brings our clients a myriad of business benefits.

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Key Benefits of the Equisolve Platform Public Companies should expect the following key benefits from their Equisolve Corporate website:	“Equisolve exceeded my expectations” Joshua Wert, COO Ante5 Oil & Gas
  A consistently good impression. In this day and age, first contact with prospective customers or investors comes through your website, making the impression that it gives crucially important. We understand this, and have designed both our processes and the websites we build in light of it to make sure the first impression is a great one.
  A quick, painless, and professional website launch. The process of launching a new website can be arduous, often requiring management to become involved to a burdensome degree. At Equisolve, we employ best practices throughout the phases of design, development, content authoring, testing, and deployment, making the entire process as easy and painless as possible.
  Superior business results. To the extent possible, we design our corporate websites to enhance each client's overall business performance, as measured by marketing impact, prospect-to-customer conversion ratio, and overall customer experience.
In addition, Public Companies should expect the following additional benefits from their Equisolve IR website:
  Shareholder Acquisition and Retention. To optimize the degree to which a Company's IR website can help drive new shareholders and retain current ones, it must provide the following:
o     Information. Always-current and always-available information pertaining to the business and vision; key team members and advisors; SEC filings; share price, share volume, and price history; upcoming and past investor meetings, conference calls and conference appearances; current and archived annual reports, investor presentations, conference calls, press releases, and other items. The process of keeping all of this current at all times can be quite challenging, especially to busy IROs, CFOs and CEOs who often find they have many "crunch time" priorities in addition to website updating and maintenance .

o     Current and Prospective Shareholder Outreach. Keeping current shareholders and acquiring new ones doesn't mean just having an informative website. It also means communicating directly with interested parties when something of interest occurs. The website solution must give the Company the ability to do this by allowing the IROs, CFOs and CEOs to manage shareholder and prospective shareholder lists; initiating personalized communications based on each individual's communications preferences; receiving and acting on all investors requests for information or personal contact.

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  Compliance. As a public company, best practices dictate that a series of steps be taken in real-time based on the occurrence of many types of events, such as a change in management or governance, the scheduling of an upcoming conference call or investor conference, and the filing of certain types of SEC documents and press releases. When the Company understands and complies with all legal disclosure and communication requirements, it can be sure that its liabilities have been minimized and that its compliance level is perfect.
Key Benefits - Conclusion

Being a public company is in and of itself complex and time-consuming. Many companies find it difficult to consistently do what needs to be done to maximize the value of their website and the value of third-party or internal shareholder building and outreach programs. However, having a best-of-breed, professionally - managed solution can help a great deal. It can help maximize the value of all investor-focused efforts while simultaneously reducing or minimizing the burden such efforts place on busy executives .

The value we bring to our clients is compounded when we build and manage the entire website; in these cases, we can meaningfully impact sales, marketing, and support in addition to the Company's investor-focused initiatives.

“While there are a lot of folks out there claiming to be good and cost effective, the Equisolve team actually ‘gets it done’…You won’t be disappointed.”

John C. Francis, VP Investor Relations
Blue Earth, Inc.

Equisolve Website Solution

At Equisolve, we understand the difference between a good system and a good solution. A good system can be used by "system managers" to accomplish a result, whereas a good solution simply accomplishes that result. Over the years, we have learned that the best way to help our clients is provide a solution rather than just a system. Our solution is based on a great system, but it also includes the ongoing efforts of our highly trained system management team. The net effect of this is that our clients gain the ability to use our system to do whatever needs to be done, but usually find that we have already done it by the time they are even aware of the issue. We do not believe the value of this can be overstated.

System Overview

The excellence of the Equisolve system reflects a combination of public company expertise, custom-built IR applications, best-in-class website design, content management system and world-c lass technology infrastructure. Key elements of our system include:
  A hosting infrastructure with 52 locations in 19 countries on four continents. This gives us the best uptime and fastest page-load times in the business.
  A website management system that embodies contact management, content management, and social media in a single platform.
  An investor-facing website that is easy to navigate and feature-rich, ensuring that you always make a good impression with members of the investment community.

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In addition, we provide ongoing operation of our system, so that you can worry about the more important things, while being able to rest assured that your website is always up to date and reflective of the most current information available.

Program Launch

Before we design and build a website, we research our client's company and industry, read the company's press releases, filings, brochures and presentation. There are no questionnaires or forms to fill out, no long meetings, no questions to be asked that are outside the expertise of the company owner or representative. Equisolve will generate the company's outline, marketing message, branding and content with the goal being for the company or its agent to approve and edit, not to create. Our years of experience in working with hundreds of public companies provide our clients with the assurance that we know how to best present and market their company while also helping keep them in compliance.

Our proprietary content management system (CMS) combines website, IR website, contact management, and social media into a single platform. From the presentation of information through ongoing communication, our client's customers, partners, team employees, and shareholders will enjoy this best-in-class experience . The websites that we build are hosted on our international infrastructure in 52 locations, spanning 19 countries on four continents. Equisolve has been verified by a third party as the fastest and most reliable infrastructure among our peers. Website visitors appreciate the well-thought-out presentation of information and the blazing fast page-loading speeds, while companies enjoy our full-service approach to maintaining the website. This is what separates Equisolve from the many companies that "build websites or IR websites."	“It is a great pleasure to work with your entire team who demonstrate uttermost professionalism and competence and will extend their help even in circumstances which would be considered beyond the call of duty. The IR section of the website is unparalleled by any other vendor we have looked at and the tools provided are indispensable. I don’t have enough good words to say how happy I am to be working with you guys. Keep up the great job! I will gladly recommend your company to any public company looking for website development. Thank you.”

Boyan Goumnerov M.D., COO
FluoroPharma Medical Inc.

Design

Equisolve delivers beautiful websites that capture the essence of an individual company through branding, imagery, and the company's marketing message in every detail. We design for usability, always keeping the website visitor experience in mind. Thinking through the smallest of details creates a pleasant and productive user experience. Focused on useful rather than trendy functionality, our websites help users navigate the site easily and find information without distraction.

Responsive Design / Mobile

To address an ever-increasing requirement for mobile device access and the presence of large monitors, your website will responsive with 5 breakpoints. Our designs automatically respond to the user's device or screen size by altering the delivery and presentation of information. This creates the perfect experience for the user regardless of how he or she accesses your website. No matter if visitors arrive on a 1.5-inch mobile device, a 27-inch monitor or anywhere in between, they will experience a perfect website.

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Development

At Equisolve we don't guess - we use statistics. In fact, we use information from the analytics of hundreds of public company websites to guide our decisions and development. For public companies, the general Internet statistics that guide typical agencies and Web design firms are misleading. Public company visitor information is dramatically different in many areas including mobile devices, mobile access and browsers, to name a few. Additionally, each site is SEO optimized and cross-browser compatible. Equisolve can even keep our client's websites up-to-date with new browsers and versions as they are released. Our clients can rest assured that the ongoing user needs and market trends, including investment trends, will be addressed on their websites.

More information on the development process can be found in the Time Line below.

Ongoing Management

A successful online presence requires flexibility and a solid plan to keep website content up-to-date. At Equisolve, we use an event-driven approach to assure that IR websites are updated regularly. Powered by our proprietary CMS, our client's press releases and filings trigger an event that initiates updates throughout their website, as noted below. We schedule regular reviews to determine the need for changes to the site's look and feel, graphics, or the company's marketing message.
“Equisolve’s innovative technology and website development, especially the best practice IR interface, is outstanding. We truly enjoy and appreciate the first class support from their team and are delighted with the web services that they provide to us.”

Nam H. Nguyen
Quick-Med Technologies, Inc.

Website Updates

Websites have no limits with Equisolve, and are constantly evolving, just like a successful company. A website needs to reflect a company as it exists in the present day, and to accomplish this our system allows for unlimited updates, additions, and design changes, either through our client services professionals at no additional charge, or directly through our CMS, 24/7. No longer are companies bound by the limitations of a static website or the cost and long wait times associated with updates, changes, and additions.

Typical Website Updates

The updates listed below are included in your regular monthly fee
Editing / adding content	Changing colors throughout
Adding pages	Adding slide shows
Adding pictures to pages	Adding forms
Adding photo galleries	Renaming Pages
Adding videos	Moving pages
Adding presentation	Replacing images and pictures
Adding documents

Automated

Many IR website features are automated and take place within seconds of a triggering event.
  Press releases are posted to the website, Facebook and Twitter, and distributed by email to subscribers
  Press release notifications are pushed instantly to every page and every visitor on the IR Website
  SEC filings, XBRL, Insider Section 16 filings, and financials are posted as they occur

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  Stock information data -- quotes, charts, historical - are updated on demand with a 20-minute delay
  Financial tear sheet (PDF) updated daily after market close
  A ticket is opened on each client's behalf each time their company issues a press release or SEC filing and assigned to a representative who will read the information and update the site
  Daily Summary of the previous day's activities, including all new registered visitors and their comments, is emailed to our client's team
Professionally Managed

Within seconds of an SEC filing or a press release hitting the wire, a ticket is opened in our tracking system on our client's behalf. This ticket initiates the corresponding changes to the client's IR website. Our highly specialized staff of investor relations professionals reads all client news releases, filings, and media alerts and makes the needed updates to ensure that the client's website, social media and IR communications are accurate and updated in a timely manner. Updates include:
“Equisolve’s talented people treat our site as if it were their own. News releases, updates, whatever it takes to present a first-class face to the world. They’re our valued professionals.”

Judy Keating
3DIcon Corporation

  IR Calendar: upcoming events, conference calls, investor presentations, CEO interviews, and other events and media coverage
  Post media alerts to the client's IR website and mail to the client's subscriber base when applicable
  Financial data based on your 10-K and 10-Q
  Management Team, Board of Directors, and Advisory Board
  Presentations, profiles, fact sheet, audio files and corporate videos are hosted and kept current
  Contact information, such as, IR contacts, transfer agent, auditors and SEC lawyers
  Frequently Asked Questions (FAQs), with edits and additions as required
  General website content: images and information for new products, equipment, facilities and other information relevant to the investor
Content Management System (CMS)

Equisolve has developed a proprietary CMS specifically for the management of public company websites and IR websites. Our clients have 24/7 access to this robust system via a secure SSL connection. The CMS is intuitive and easy to use, and is based on drag-and-drop pages and files, and intelligent defaults, making it easy for anyone to make updates and additions in seconds. While all clients have access to the CMS, many find they rarely need to use it. Once they become accustomed to our proactive service, they trust Equisolve to get the job done without interrupting their day.

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Portfolio Examples

To view our online portfolio click here

Service Level

Overview

The key differentiator between Equisolve and other "website providers" is our full service, proactive approach to ongoing client service. We assign each client a dedicated support representative who is there to handle all requests, as if they solely were working for the client, inside their office. A customized client service manual is written for each of our clients, identifying all categories of press releases and filings and the corresponding changes that will be made throughout the website and IR website as each SEC filing or press release occurs. Each filing or press release automatically opens a ticket on the client's behalf in our client service ticketing system and assigns it to the client's representative, who reads it and then goes to work making the needed changes throughout the website. We do this without being asked.

Client Services

How to access clients services
  http://clients.equisolve.com
  help@equsisolve.com
  954 390 6060 option #2
Hours
  Monday - Friday 8:00 AM - 8:00 PM Eastern
  Saturday & Sunday Email support.
  On-call staff for emergencies outside business hours.
Service Level
  99.99% uptime.
  4 hours maximum once a ticket is open.
  Average ticket has been closed in 36 minutes time over past 6 months.
Escalation Process
  If a client service call is not answered on the second ring, it rings every person in the company.
  At 1 hour elapsed time, the ticket gets assigned to the next open representative.

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Infrastructure

Overview

At Equisolve, we measure speed in milliseconds and lead our industry in uptime. Our infrastructure is optimized from DNS to our content distribution network locations around the world, but this is only the beginning of why we have the industry's fastest websites. We optimize and validate every line of code, reduce round-trip requests through Javascript grouping, minification, and compression, and use caching of common website assets at the browser level. Our DNS and content distribution servers use AnyCast technology to route requests to the server closest to the visitor, based on their IP location, minimizing website load time from any location in the world. Our system dynamically allocates resources without human intervention to meet changing traffic patterns. When it comes to uptime, we lead the industry, with over 99.99% as verified by a third party. We have stringent security policies to control access to our CMS, email, and telephone requests, and internal access control, delivering a totally secure solution. Our clients can have peace-of-mind knowing that a copy of their IR website can be restored to a requested date to satisfy any regulatory or civil inquiry.
  Servers - 52 server locations in 19 countries around the world provide nearly instantaneous page loading from anywhere.
  Scalability - Our content distribution network allocates resources dynamically to meet changing traffic patterns.
  Reliability - Multiple redundant servers keep our client's sites online, guaranteeing 99.99% uptime.
  Backups - In addition to traditional backups, our system can restore a copy of an entire website to any date. Security - Industry-leading encryption, strong access control policies, and SSAE 16 audited data centers.
Monitoring & Testing

Server Testing and Monitoring

All servers are monitored and tested by Equisolve and by independent third parties. Equisolve is notified instantaneously via text and email of any outage or increase in latency, 24/7. Our third party service providers test our servers for uptime and latency every minute.

Website Speed Testing & Monitoring

Corporate and IR websites are speed-tested every twenty minutes by a third party, Keynote (KEYN - NASDAQ), from six locations around the world. Equisolve system administrators are notified instantly via email and text message of any increase in latency or page loading including a detailed breakdown of every route and on-page resource, providing the needed information to improve performance.

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Implementation

Time Line

Start to finish is about 2 weeks.

Dedicated Team

User Experience David Morales	Art Director Marcus Delgado	Software Engineer Stephanie Rosenblatt
Project Manager Jay Shields	Front End Development Matt Gonzalez	Client Service Ozzie Benitoa

ABCO Contacts

Contact Type	First Name	Last Name	Office Phone	Cell Phone	Email
Primary IR
Additional IR
Marketing
Primary Billing
Additional Billing
Domain /dns access

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Purchase Order Agreement

Investment
Website Design & Development...................................................................................................$12,500

Includes Power Point Design and social media design (LinkedIn, Twitter, Facebook)

Monthly Maintenance...................................................................................................................$899

•   Optional
o           Newswire - Marketwired National Distribution with AP Network- Flat Rate Pricing is as follows: Under 900 Words=$500 or Over 900 Words (Including earnings tables) = $1,000
o           Earnings Calls: Audio Webcast ...$699 per....Teleconference $0.28 per minute per line

This pricing is valid for 30 days

Terms
Website Design & Development Fee - 50% deposit is due upon execution of the agreement, the remaining balance is due when the website goes live on our development server.

Monthly Fee - The monthly fee will begin when the website goes live on our development servers. The first invoice I charge will be prorated based on the remaining days in the month. Regular invoice / charge will be due in advance of each month on the 1st.

Term of the agreement - One year; automatic renewal for one year terms unless canceled 60 days in advance of the expiration of a term. By signing this agreement, you are also agreeing to our terms of service which are located and can be viewed at (http://www.equisolve.com/site-info/terms-and-conditions). These terms of service are incorporated into this agreement by this reference as if they were set forth in this agreement in their entirety and are effective as of the date that this agreement is executed.

Contacts & Signatures

Company Information:
ABCO Energy, Inc.
2100 North Wilmot
Tucson, AZ 85772
United States

Website: http://www.abcosolar.com

Exchange: OTC

Symbol: ABCE

Company Contact:
Name: John Exley
Email: jre@acornmanagementpartners.com
Phone: 678-368-4002
Equisolve, Inc. 2455 E Sunrise Blvd #1201 Ft. Lauderdale, FL. 33304 954 390 6060 Sales Information Kelly Runfola 954 271-7273 ext 130 kelly@equisolve.com	Support Information: help@equisolve.com 954 390 6060 option 2 Billing Information: Julie Anders billing@equisolve.com 954-390-6060 option 112

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ABCO Solar, Inc.			Equisolve:
Company Name			Authorized Signature

/s/ Charles O’Dowd
Authorized Signature			/s/ Thomas Runzo

President	Date	3/11/2016
Title			President	Date 2/17/2016

Charles O’Dowd			Thomas Runzo
Print Name